Exhibit 99.1

AV Homes Reports Results for Fourth Quarter and Full Year 2015

Fourth Quarter 2015 Highlights - as compared to the prior year fourth quarter (unless otherwise noted)

•	Net income increased to $15.9 million, or $0.65 per diluted share, compared to $1.6 million, or $0.07 per diluted share

•	Total revenue increased 117% to $225.7 million

•	Homebuilding revenue increased 123% to $218.5 million

•	Closings increased 91% to 731 units

•	Average selling price for closed homes increased 16% to $299,000 per home

•	Net new order value increased 137% to $154.7 million on a 107% increase in units

•	Backlog value increased 184% to $243.9 million on 799 units

•	Selling communities increased to 62 from 27 and communities with closings increased to 57 from 24

Scottsdale, Ariz. (February 25, 2016) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of active adult and primary residential communities in Florida, Arizona and the Carolinas, today announced results for its fourth quarter and year ended December 31, 2015. Total revenue for the fourth quarter of 2015 increased 117% to $225.7 million from $104.0 million in the fourth quarter of 2014. Net income and diluted earnings per share increased to $15.9 million and $0.65 per share, respectively, compared to $1.6 million and $0.07 per share in the fourth quarter of 2014. Results from the fourth quarter of 2015 include the contribution from our acquisition of Bonterra Builders, which closed on July 1, 2015.

Roger A. Cregg, President and Chief Executive Officer, commented, “Our long-term strategy to transform AV Homes produced significant results in 2015. We effectively deployed capital into our business through homebuilder acquisitions, as well as strategic land and lot acquisitions, which diversified our consumer market segmentation mix and broadened our geographical diversification. For the second consecutive year, AV Homes has more than doubled its revenue, recording over a half billion dollars in 2015 and closed 1,750 homes. With $12 million of net income for the year, we improved our gross margins and significantly leveraged our overhead cost structure, positioning us for further growth and success in 2016.”

Mr. Cregg continued, “Our fourth quarter results improved dramatically as we generated $226 million of revenue, closed 731 homes and produced $15.9 million of net income. We more than doubled our net new orders in the fourth quarter compared to 2014 and head into 2016 with a strong backlog of sold homes in each of our divisions.”

The increase in total revenue for the fourth quarter of 2015 compared to the prior year period included a 123% increase in homebuilding revenue to $218.5 million. The increase in homebuilding revenue was driven by the acquisition of Bonterra Builders, volume increases due to a greater number of communities with closings in each of our existing markets, and higher average selling prices due to price increases and improvements in the mix of homes sold. During the fourth quarter of 2015, the Company closed 731 homes, a 91% increase from the 382 homes closed during the fourth quarter of 2014, and the average unit price per closing improved 16% to approximately $299,000 from approximately $257,000 in the fourth quarter of 2014.

Homebuilding gross margin improved to 19.2% in the fourth quarter of 2015 from 18.3% in the fourth quarter of 2014. Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 2.3% and 2.0% in the 2015 and 2014 periods, respectively. The increase in gross margin year-over-year was primarily due to opportunistically raising prices and changes in the mix of communities as a significant number of new communities in each of our markets came on line within the past year due to both organic and acquisition growth.

Homebuilding SG&A expense as a percentage of homebuilding revenue was 10.0% in the fourth quarter of 2015 compared to 12.3% in the fourth quarter of 2014. The improvement was primarily due to the increased scale of the business which allows us to leverage the cost base, particularly in the Carolinas with the acquisition of Bonterra Builders, partially offset by higher commission rates and co-broke percentages. Corporate general and administrative expenses as a percentage of homebuilding revenue improved to 2.4% in the fourth quarter of 2015 from 3.8% in the same period a year ago driven by the favorable cost leverage the Company is achieving by effectively managing its costs while growing the revenue of the business.

The number of new housing contracts signed, net of cancellations, during the three months ended December 31, 2015 increased 107% to 504, compared to 243 units during the same period in 2014. The increase in housing contracts was primarily attributable to the increase in selling communities to 62 from 27 as a result of both acquisition and organic growth. The average sales price on contracts signed in the fourth quarter of 2015 increased 15% to approximately $307,000 from approximately $268,000 in the fourth quarter of 2014. The aggregate dollar value of the contracts signed during the fourth quarter increased 137% to $154.7 million, compared to $65.2 million during the same period one year ago. The backlog value of homes under contract but not yet closed at December 31, 2015 increased 184% to $243.9 million on 799 units, compared to $85.8 million on 331 units at December 31, 2014.

Results for the Year ended December 31, 2015

For the year ended December 31, 2015, the Company reported net income of $12.0 million, or $0.54 per share, on revenues of $517.8 million. This compares to a net loss of $1.9 million, or ($0.09) per share, on revenues of $285.9 million for the year ended December 31, 2014. Homebuilding revenue for the year ended December 31, 2015 increased 105% to $498.9 million compared to the prior year, while land sales decreased by $26.1 million. The increase in homebuilding revenue was driven by strong volume increases and improved selling prices. During 2015, the Company reported 1,750 home closings, an 84% increase from the 953 homes closed during 2014, and the average unit price per closing increased 12% to approximately $285,000, from approximately $255,000 one year ago.

Homebuilding gross margin for 2015 improved to 18.7% from 18.2% in 2014. Homebuilding gross margin includes the negative impact associated with the expensing of previously capitalized interest of 2.2% and 1.9% in the 2015 and 2014 periods, respectively. Homebuilding SG&A expense as a percentage of homebuilding revenue in 2015 improved to 12.6% from 14.1% in 2014, while corporate general and administrative expenses as a percentage of homebuilding revenue improved to 3.4% in 2015 from 6.6% a year ago.

For the year ended December 31, 2015, the Company reported 2,035 new housing contracts signed, net of cancellations, a 105% increase over the 994 contracts signed during 2014. The dollar value of the contracts signed during 2015 increased 131% to $589.0 million as compared to $254.7 million in 2014.

2016 Outlook

The Company issued the following expectations for its financial performance in 2016:

•	Communities with closings are expected to increase to approximately 65

•	Closings are expected to increase to a range of 2,150 to 2,275 units

•	Average Selling Price (ASP) on homes closed is expected to increase to approximately $310,000

•	Homebuilding Gross Margins are expected to be approximately 17.5%, inclusive of approximately 2.5% of previously capitalized interest cost

•	Homebuilding SG&A is expected to improve to approximately 10.5% of homebuilding revenue

•	Corporate G&A is expected to improve to approximately 2.5% of homebuilding revenue

•	Interest expense is expected to be approximately $6 million to $7 million, after capitalization

•	Pre-tax income is expected to increase to approximately $25 million to $27 million

The Company will hold a conference call and webcast on Friday, February 26, 2016 to discuss its fourth quarter and full year financial results. The conference call will begin at 8:30 a.m. EST. The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on February 26, 2016 beginning at 11:30 a.m. and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 51531693. The telephonic replay will be available until March 3, 2016. The webcast, which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com, is accompanied by an Investor Presentation. A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, Arizona and North Carolina. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements, which include references to our outlook for 2016, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; competition for home buyers, properties, financing, raw materials and skilled labor; overall market supply and demand for new homes; our ability to successfully integrate acquired businesses; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness and potential need for additional financing; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our ability to purchase outstanding notes upon certain fundamental changes; contingent liabilities that may affect our liquidity; development liabilities that may impose payment obligations on us; the availability of mortgage financing for home buyers; increased regulation of the mortgage industry; changes in federal lending programs and other regulations; cancellations of home sale orders; declines in home prices in our primary regions; inflation affecting homebuilding costs; the prices and supply of building materials and skilled labor; elimination or reduction of tax benefits associated with home ownership; warranty and construction defect claims; health and safety incidents in homebuilding activities; availability and suitability of undeveloped land and improved lots; ability to develop communities within expected timeframes; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; our ability to recover our costs in the event of reduced home sales; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; raising healthcare costs; our ability to realize our deferred income tax asset; costs of environmental compliance; impact of environmental changes; dependence on digital technologies and potential interruptions; and potential dilution related to future financing activities, all as described in “Risk Factors” in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(in thousands, except share amounts)

	December 31,
	2015	2014
Assets
Cash and cash equivalents	$46,898	$180,334
Restricted cash	26,948	16,447
Land and other inventories	582,531	383,184
Receivables	7,178	2,906
Property and equipment, net	34,973	36,922
Investments in unconsolidated entities	1,172	17,991
Prepaid expenses and other assets	23,021	20,980
Assets held for sale	—	4,051
Goodwill	19,295	6,071

Total assets	$742,016	$668,886

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$33,606	$16,087
Accrued and other liabilities	38,826	28,134
Customer deposits	8,629	4,966
Estimated development liability	32,551	33,003
Notes payable	326,723	299,956

Total liabilities	440,335	382,146

Stockholders’ equity
Common stock, par value $1 per share
Authorized: 50,000,000 shares
Issued: 22,444,028 shares outstanding as of December 31, 2015
22,182,972 shares outstanding as of December 31, 2014	22,444	22,183
Additional paid-in capital	399,719	396,989
Accumulated deficit	(117,463)	(129,413)

	304,700	289,759
Treasury stock, at cost, 110,874 shares as of December 31, 2015 and 2014, respectively	(3,019)	(3,019)

Total stockholders’ equity	301,681	286,740

Total liabilities and stockholders’ equity	$742,016	$668,886

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Revenues
Homebuilding	$218,534	$98,015	$498,915	$243,171
Amenity and other	4,190	2,516	12,385	10,146
Land sales	2,996	3,428	6,466	32,596

Total revenues	225,720	103,959	517,766	285,913
Expenses
Homebuilding	198,577	92,180	468,224	233,249
Amenity and other	3,668	2,734	10,702	10,949
Land sales	438	1,093	823	22,003

Total real estate expenses	202,683	96,007	479,749	266,201
General and administrative expenses	5,144	3,677	16,900	15,941
Interest income and other	11	(189)	(154)	(447)
Interest expense	1,536	2,853	9,039	5,805

Total expenses	209,374	102,348	505,534	287,500
Equity in earnings (loss) from unconsolidated entities	(6)	(6)	154	(16)

Income (loss) before income taxes	16,340	1,605	12,386	(1,603)
Income tax expense	(436)	—	(436)	—

Net income (loss) and comprehensive income (loss)	15,904	1,605	11,950	(1,603)
Net income attributable to non-controlling interests in consolidated entities	—	—	—	329

Net income (loss) and comprehensive income (loss) attributable to AV Homes stockholders	$15,904	$1,605	$11,950	$(1,932)

Net income (loss) per share:
Basic	$0.72	$0.07	$0.54	$(0.09)

Diluted	$0.65	$0.07	$0.54	$(0.09)

Number of shares used in calculation:
Basic	22,021,301	21,953,484	22,010,201	21,945,491
Effect of dilutive securities	5,696,012	117,752	120,183	—

Diluted	27,717,313	22,071,236	22,130,384	21,945,491

AV HOMES, INC. AND SUBSIDIARIES

Segment Operating Income (Loss)

(in thousands)

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2015 (when filed).

The following table provides a comparison of certain financial data related to our operations in each of our geographic segments for the three months and years ended December 31, 2015 and 2014 (in thousands):

	Three Months Ended December 31		Twelve Months Ended December 31
	2015	2014	2015	2014
Operating income (loss):
Florida
Revenues
Homebuilding	$114,776	$78,617	$300,260	$193,218
Amenity and other	4,190	2,510	12,385	10,140
Land sales	2,996	2,858	6,466	18,158

Total revenues	121,962	83,985	319,111	221,516
Expenses
Homebuilding	89,968	63,321	239,001	156,439
Homebuilding selling, general and administrative	12,328	8,465	38,500	24,388
Amenity and other	3,649	2,636	10,587	10,524
Land sales	438	927	823	10,316

Segment operating income	15,579	8,636	30,200	19,849

Arizona
Revenues
Homebuilding	39,182	18,110	84,378	48,665
Amenity and other	—	6	—	6
Land sales	—	570	—	14,438
Total revenues	39,182	18,686	84,378	63,109

Expenses
Homebuilding	32,601	15,622	71,305	41,261
Homebuilding selling, general and administrative	4,135	2,598	11,981	7,747
Amenity and other	19	98	115	425
Land sales	—	166	—	11,688

Segment operating income (loss)	2,427	202	977	1,988

Carolinas
Revenues
Homebuilding	64,576	1,288	114,277	1,288

Total revenues	64,576	1,288	114,277	1,288
Expenses
Homebuilding	54,058	1,183	95,232	1,183
Homebuilding selling, general and administrative	5,487	991	12,205	2,230

Segment operating income (loss)	5,031	(886)	6,840	(2,125)

Operating income	23,037	7,952	38,017	19,712
Unallocated income (expenses):
Interest income and other	(11)	189	154	447
Equity in earnings (loss) in unconsolidated entities	(6)	(6)	154	(16)
Corporate general and administrative expenses	(5,144)	(3,677)	(16,900)	(15,941)
Interest expense	(1,536)	(2,853)	(9,039)	(5,805)

Income (loss) before income taxes	16,340	1,605	12,386	(1,603)
Income tax expense	(436)	—	(436)	—
Net income attributable to non-controlling interests	—	—	—	329

Net income (loss) attributable to AV Homes	$15,904	$1,605	$11,950	$(1,932)

AV HOMES, INC. AND SUBSIDIARIES

Closings

(dollars in thousands)

Data from closings for the Florida, Arizona and the Carolinas segments for the three months and years ended December 31, 2015 and 2014 is summarized as follows (dollars in thousands):

For the Years ended December 31,	Number of Units	Revenues	Average Price
2015
Florida	1,124	$300,260	$267
Arizona	298	84,378	283
Carolinas	328	114,277	348

Total	1,750	$498,915	285

2014
Florida	755	$193,218	$256
Arizona	193	48,665	252
Carolinas	5	1,288	258

Total	953	$243,171	255

For the Three Months ended December 31,	Number of Units	Revenues	Average Price
2015
Florida	420	$114,777	$273
Arizona	128	39,182	306
Carolinas	183	64,575	353

Total	731	$218,534	299

2014
Florida	304	$78,617	$259
Arizona	73	18,110	248
Carolinas	5	1,288	258

Total	382	$98,015	257

AV HOMES, INC. AND SUBSIDIARIES

Contracts Signed

(dollars in thousands)

Data from contracts signed for the Florida, Arizona and Carolinas segments for the three months and years ended December 31, 2015 and 2014 is summarized as follows (dollars in thousands):

For the Years ended December 31,	Gross Sales	Cancellations	Net Sales	Dollar Value	Average per Unit
2015
Florida	1,509	(242)	1,267	$344,171	$272
Arizona	590	(111)	479	142,004	296
Carolinas	331	(42)	289	102,851	356

Total	2,430	(395)	2,035	$589,026	289

2014
Florida	929	(121)	808	$206,503	$256
Arizona	216	(41)	175	45,012	257
Carolinas	13	(2)	11	3,212	292

Total	1,158	(164)	994	$254,727	256

For the Three Months ended December 31,	Gross Sales	Cancellations	Net Sales	Dollar Value	Average per Unit
2015
Florida	366	(66)	300	$83,679	$279
Arizona	130	(32)	98	31,815	325
Carolinas	122	(16)	106	39,216	370

Total	618	(114)	504	$154,710	307

2014
Florida	256	(51)	205	$54,241	$265
Arizona	39	(9)	30	8,473	282
Carolinas	10	(2)	8	2,438	305

Total	305	(62)	243	$65,152	268

AV HOMES, INC. AND SUBSIDIARIES

Backlog

(dollars in thousands)

Backlog for the Florida, Arizona and the Carolinas segments as of December 31, 2015 and 2014 is summarized as follows (dollars in thousands):

As of December 31,	Number of Units	Dollar Volume	Average Price Per Unit
2015
Florida	416	$116,061	$279
Arizona	233	71,459	307
Carolinas	150	56,427	376

Total	799	$243,947	305

2014
Florida	273	$70,194	$257
Arizona	52	13,635	262
Carolinas	6	1,924	321

Total	331	$85,753	259